Exhibit 2.2

MR. MAHMOOD ABBAS (“M. Abbas”),

MR. ZAHID NAEEM (“Z. Naeem”) and

MR. SACHIN WADHWA (“S. Wadhwa”), AS PRINCIPALS

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INFOTRELLIS, INC., AS VENDOR

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MASTECH INFOTRELLIS, INC., AS PURCHASER

UNITED STATES ASSET PURCHASE AGREEMENT

JULY 7, 2017

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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UNITED STATES ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement dated July 7, 2017 is made

A M O N G

MR. MAHMOOD ABBAS (“M. Abbas”),

MR. ZAHID NAEEM (“Z. Naeem”) and

MR. SACHIN WADHWA (“S. Wadhwa”), (the “Principals”)

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INFOTRELLIS INC., (the “Vendor”)

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MASTECH INFOTRELLIS, INC., (the “Purchaser”)

RECITALS

A. The Principals, on their own behalf and through family trusts, are the registered and beneficial owners of the shares set out opposite their names in the table below:

Name	Number of Shares Held	Class of Shares Held	Subsidiary
The Abbas Family Trust	49.5	Common	2291496 Ontario Inc.
The Naeem Family Trust	49.5	Common	2291496 Ontario Inc.

B. 2291496 Ontario Inc. is the registered and beneficial owners of the shares set out opposite its namein the table below:

Name	Number of Shares Held	Class of Shares Held	Subsidiary
2291496 Ontario Inc.	100	Common	The Vendor

C. The Vendor carries on the Business and is willing to sell the Purchased Assets to the Purchaser.

D. The Purchaser is willing to purchase the Purchased Assets and to assume the Assumed Liabilities on and subject to the terms and conditions contained in this Agreement.

E. Certain definitions and other clauses pertaining to the interpretation of this Agreement are set out in Schedule 1.0.

F. It is understood and agreed that, on or about the date hereof, the Vendor sold and assigned certain assets and undertakings formerly held by the Vendor to Allsight Inc. pursuant to a certain asset purchase agreement appended hereto as Exhibit H (the “Allsight Purchase Agreement”). It is understood and agreed that the representations, warranties and covenants contained herein in no way encompass the assets and undertakings acquired by Allsight Inc., as identified on the Allsight Purchase Agreement, and that the closing of the Allsight Purchase Agreement transaction shall be deemed not to breach any representation, warranty or covenant contained in this Agreement.

G. It is further understood and agreed that, contemporaneously with the execution and delivery of this Agreement, the Purchaser shall have been delivered an executed (i) asset purchase agreement (the “Canadian Asset Purchase Agreement”), dated as of the date of this Agreement among the Principals, InfoTrellis, Inc. and Mastech InfoTrellis Digital, Ltd. pursuant to which Mastech InfoTrellis Digital, Ltd. shall have purchased certain of the assets and property of InfoTrellis, Inc. and (ii) share purchase agreement (the “Share Purchase Agreement”), dated as of the date of this Agreement among the Principals, 2291496 Ontario Inc., Mastech Digital Private Limited, InfoTrellis India Private Limited and Mastech Digital Data Inc. pursuant to which Mastech Digital Data, Inc. shall have purchased all of the issued and outstanding shares of InfoTrellis India Private Limited.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE 1

PURCHASE OF ASSETS

1.1 Purchase and Sale. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Purchased Assets.

1.2 Assumed Liabilities. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Purchaser shall assume and agree to pay when due and perform and discharge in accordance with their terms, the Assumed Liabilities. Notwithstanding any other provision of this Agreement, the Purchaser shall not be liable for any Liability of the Vendor other than the Assumed Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid and performed solely by, the Vendor.

1.3 Purchase Price. The consideration payable by the Purchaser to the Vendor for the Purchased Assets (the “Purchase Price”) shall be the aggregate of:

(a)	US$800,000; and

(b)	the value of the Assumed Liabilities as set out in Exhibit B.

1.4 Payment of Purchase Price. The Purchase Price shall be paid and satisfied as follows:

(a)	an amount equal to: US$800,000 (the “Closing Date Payment Amount”) shall be paid by the Purchaser to the Vendor at Closing;

(b)	an amount equal to the value of the Assumed Liabilities as set out in Exhibit B shall be paid and satisfied by the assumption by the Purchaser of the Assumed Liabilities at Closing by the execution and delivery of a general conveyance and assumption of liabilities agreement in the form of Exhibit A;

1.5 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets in the manner set forth in Exhibit C. The Purchaser and the Vendor shall report an allocation of the Purchase Price among the Purchased Assets in a manner entirely consistent with Exhibit C and shall not take any position inconsistent therewith in the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns.

1.6 Adjustment for Uncollected Receivables. The Purchaser shall use reasonable efforts to collect the Receivables for a period of 120 days after the Closing Date. The Purchaser may at its option exercisable by notice to the Vendor given at any time and from time to time in the period from the 60th day after the Closing Date until the first anniversary of the Closing Date reassign to the Vendor any Receivable not then fully collected by the Purchaser for a price equal to the full face value of such Receivable on the Closing Date less any amounts collected in respect thereof by the Purchaser and the Vendor shall accept and immediately pay for every such Receivable that the Purchaser elects to reassign in accordance with this Section 1.6. All such reassigned Receivables shall become the property of the Vendor, and the Purchaser shall deliver to the Vendor promptly after receipt thereof by the Purchaser any payments received by the Purchaser on account of any reassigned Receivable.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Vendor and Principals. As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor and the Principals set out in this Section 2.1, the Vendor and the Principals represent and warrant to the Purchaser as follows:

(1) Incorporation and Corporate Power of Vendor. The Vendor is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Vendor has sent to the appropriate Person all annual returns and financial statements required to be sent under the laws of the jurisdiction of its incorporation. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. The Vendor has the corporate power, authority and capacity to own and dispose of the Purchased Assets to the Purchaser. No act or proceeding has been taken or authorized by or against the Vendor by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor and no such proceedings have been Threatened by any other Person.

(2) Authorization. The execution and delivery of this Agreement and all agreements and instruments to be executed and delivered hereunder and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Vendor and its shareholders.

(3) Enforceability of Vendor’s Obligations. This Agreement constitutes the valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms. There is no Legal Proceeding in progress, pending, or Threatened against or affecting the Vendor or affecting the title of the Vendor to any of the Purchased Assets at law or in equity. There are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Vendor which, in any such case, affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations hereunder.

(4) Qualification to do Business. The Vendor is registered, licensed or otherwise qualified to do business under the laws of Delaware and Texas, being the only jurisdictions in which the location of the properties and assets owned by the Vendor or the nature of the Business requires registration, licensing or other qualification. The Vendor has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate the Purchased Assets as now carried on and owned or leased and operated.

(5) Ownership of Shares. 2291496 Ontario Inc. is the registered and beneficial holders of the Shares with good and marketable title thereto, free and clear of all Liens. No Person has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from 2291496 Ontario Inc. of any of the Shares.

(6) Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments and the exclusion of footnotes. The balance sheets contained in the Financial Statements fairly present the financial position of the Business as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations of the Business for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon, and are consistent with, the Vendor’s financial records.

(7) Books and Records. The Vendor has made available to the Purchaser all books and records material to the operation of the Business, including all books of account and other financial data and information and all business records and information, whether in paper form or stored electronically, digitally or on computer–related media. All material financial transactions of the Business have been accurately recorded in the financial records of the Business in accordance with sound business and financial practice and such financial records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof. All books and records of the Business are in the full possession and exclusive control of, and are owned exclusively by, the Vendor and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Vendor.

(8) Title to and Sufficiency of Purchased Assets. The Vendor has good and marketable legal and beneficial title to all of the Purchased Assets, free and clear of any and all liens, charges, encumbrances and claims of any other Person and upon the completion of the transactions contemplated under this Agreement, the Purchaser will have good and marketable legal and beneficial title to all of the Purchased Assets, free and clear of any and all liens, charges, encumbrances and claims of any other Person. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or any part thereof or any of the Purchased Assets other than the purchase of Inventories in the ordinary course of business. The Purchased Assets and their locations are listed or described in Schedules 2.1(9) and 2.1(10) and the Purchased Assets constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof and during the year ended on the date of the most recent Annual Financial Statements. None of the asset sold in the Allsight Purchase Agreement are necessary for Purchaser to be able to carry on the Business after the Closing as the Business is currently carried on by the Vendor.

(9) Real Property. There are no lands included in the Purchased Assets and no owned lands or buildings thereon have been used in the conduct of the Business.

(10) Personal Property. Schedule 2.1(10) lists each item of personal property included in the Purchased Assets which had a book value in the financial records of the Business, at the date of the most recent Annual Financial Statements, of more than $1,500 or is otherwise material to the Business and identifies all leases of personal property which cannot be terminated by the Vendor without liability at any time upon less than 30 days’ notice or which involve payment by the Vendor in the future of more than $1,500. No personal property included in the Purchased Assets is in the possession of a third party or is on consignment. Each item of personal property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used. All of the personal property included in the Purchased Assets, including its computer systems and related software and other assets, is used, operated, maintained and functions in accordance with all Applicable Laws and their functional specifications. The Vendor has appropriate information security measures in place, consistent with current industry standards and practices, to protect the confidentiality, integrity and availability of the Vendor’s information and data, back-up systems and disaster recovery and business continuity plans in place, consistent with current industry standards and practices. The computer systems and related software included in the Purchased Assets adequately meet the data processing and other computing needs of the Business as presently conducted and have not materially malfunctioned within the past three years.

(11) Leased Premises.

(a)	Schedule 2.1(11) lists all the Premises Leases and sets out, in respect of each Premises Lease: (i) the municipal address and applicable unit or premises leased; (ii) the date of the Premises Lease and any amendments to it; (iii) the original parties to the Premises Lease and any amendment; (iv) the area of the space subject to each Premises Lease; (v) the remaining term and any unexpired options to extend or renew; (vi) the current basic rent; and the amount of any prepaid rent, deposit and identification of any guarantee or indemnity or security given in respect of the Premises Lease; and (vii) any current or future rent-free or reduced rent occupancy. The information set out in Schedule 2.1(11) is true and complete.

(b)	Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the Vendor is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in good standing and there has not been any default by any party under any Premises Lease nor is there any dispute between the Vendor and any landlord or tenant under any Premises Lease.

(c)	A full copy of each Premises Lease has been delivered to the Purchaser. There are no arrears of rent or other defaults under any Premises Lease nor are there any disputes between the parties thereto.

(d)	The current uses of each property subject to a Premises Lease comply with Applicable Law.

(12) Personal Property Leases. Schedule 2.1(12) lists all the Personal Property Leases and identifies those which cannot be terminated by the Vendor without liability at any time upon less than 30 days’ notice or which involve payment by the Vendor in the future of more than $10,000.00. Each Personal Property Lease is in full force and effect and has not been amended, and the Vendor is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between the Vendor and any other party under any Personal Property Lease.

(13) Contracts. Schedule 2.1(13) lists or identifies all Contracts. Except as disclosed in Schedule 2.1(13), there are no ongoing contractual negotiations that if they were completed would result in a Material Contract. Except as disclosed in Schedule 2.1(13) the Vendor is not a party to any Contract with any current or former director, officer or employee of the Vendor or with any Affiliate of the Vendor or other Related Person of the Vendor. As at the date of this Agreement, neither the Vendor nor, to the knowledge of the Vendor, any other party to any Contract is in default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by the Vendor or any other party to any Contract. As at the Closing Date, neither the Vendor nor, to the knowledge of the Vendor, any other party to any Contract is in material default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material default under any Contract by the Vendor or any other party to any Contract. Each Contract is in full force and effect, unamended by written or oral agreement, and the Vendor is entitled to the full benefit and advantage of each Contract in accordance with its terms. The Vendor has not received any notice of a default, breach or alleged breach by the Vendor under any Contract or of a dispute between the Vendor and any other Person in respect of any Contract. Except as disclosed in Schedule 2.1(13), there is no course of conduct which commenced prior to the Closing Date, the continuation of which after the Closing Date would constitute a breach or alleged breach of a Contract. Except as disclosed in Schedule 2.1(13), no Consent is required nor is any notice required to be given under any Contract by any party thereto or any other Person in connection with the completion of the transactions contemplated by this Agreement in order to allow the Purchaser to acquire all rights of the Vendor under such Contract. Except as disclosed in Schedule 2.1(13), (i) the completion of the transactions contemplated by this Agreement will not afford any party to any of the Leases or other Contracts or any other Person the right to terminate any Lease or other Contract; and (ii) the completion of such transactions will not result in any additional or more onerous obligation on the Purchaser under any Lease or other Contract.

(14) Receivables. All Receivables are recorded in the financial records of the Business and the Receivables are valid obligations which arose in the ordinary course of business and will be collected in the ordinary course of business, in the aggregate, at their full face value and are not subject to any set-off or counterclaim. Other than receivables from InfoTrellis, Inc. and receivables from InfoTrellis India Private Limited, none of the Receivables is due from an Affiliate of the Vendor.

(15) Inventories. The Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. The portion of the Inventories consisting of finished products is saleable in the ordinary course of business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products. Current Inventory levels are consistent with the level of Inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the ordinary course.

(16) Intellectual Property.

(a)	The Vendor has properly and diligently protected the Owned Intellectual Property and the rights, titles, interests and benefits of the Vendor in and to the Owned Intellectual Property. Schedule 2.1(16)(a) lists all Owned Intellectual Property which is the subject of (i) patents, registrations, utility models, inventors’ certificates, registrations and all analogous protection of record in an official intellectual property office operated by a Governmental Authority for the issue, grant and maintenance of Intellectual Property, and (ii) pending applications for patents, utility models, inventors’ certificates and registrations and all analogous protection of record in an official intellectual property office operated by a Governmental Authority for the issue, grant and maintenance of Intellectual Property; together with the particulars of the foregoing items in the case of both (i) and (ii) above, including the applicable jurisdiction, the application or issue date, and the application or issue number thereof. Each such registration and application for registration (i) was timely filed and was or is diligently prosecuted, (ii) is subsisting, in good standing and valid, (iii) has been maintained or renewed as required, (iv) is recorded only in the name of the Vendor in the applicable intellectual property office, and (v) has not expired or been finally rejected, withdrawn, opposed, cancelled, expunged, impeached, revoked, rectified, invalidated or had its term reduced.

(b)	Schedule 2.1(16)(b) lists all Trade-Marks that are not listed in Schedule 2.1(16)(a) and the goods and services in association with which each Trade-Mark is used in each applicable country.

(c)	The Owned Intellectual Property and the Licensed-In Intellectual Property constitute all of the Intellectual Property used and otherwise exploited by the Vendor in the Business. The Vendor has sufficient rights to use and otherwise exploit the Owned Intellectual Property and the Licensed-In Intellectual Property in connection with the operation of the Business, and all of those rights will survive without any additional restriction or other change after consummation of the transactions contemplated by this Agreement.

(d)	Except as disclosed in Schedule 2.1(16)(d), the Vendor has the right to sell, transfer, assign and set over to the Purchaser (i) all rights, titles, interests and benefits in and to the Owned Intellectual Property, and (ii) all of the Vendor’s rights, interests and benefits in and to the Licensed-In Intellectual Property.

(e)	Except as disclosed in Schedule 2.1(16)(e) and subject to the rights of Persons in the Licensed-Out Intellectual Property, the Vendor is entitled to the exclusive and uninterrupted access, use, practice, enjoyment and exploitation of the Owned Intellectual Property, without any restriction or obligation to pay any royalty or other fees for all purposes related to the Business, including as necessary to continue the operation of the Business in substantially the same manner as conducted in the year ended on the date of the most recent Annual Financial Statements.

(f)	Schedule 2.1(13) lists or identifies all Contracts relating to (i) the Licensed-In Intellectual Property, and (ii) the Licensed-Out Intellectual Property. The Vendor has exercised the degree of quality control required by Applicable Law and good industry practice in respect of each Trade-Mark comprised within the Licensed-Out Intellectual Property used by another Person, including the Vendor’s Affiliates.

(g)	Except as disclosed in Schedule 2.1(16)(g), other than in respect of Licensed-In Intellectual Property that is, or relates only to, Software, the Vendor is entitled to the right to enforce the Licensed-In Intellectual Property for all purposes related to the Business. The Vendor has no knowledge of any fact, matter or other circumstance that may result in the termination or restriction of the Vendor’s rights in the Licensed-In Intellectual Property prior to the termination of the term stated in any applicable Contract, covenant not to sue, Order or provision of Applicable Law.

(h)	Each (i) Employee who is engaged in research, technology or engineering activities, (ii) consultant and independent contractor retained by the Vendor for such activities, and (iii) subconsultant and independent subcontractor retained by such a consultant or independent contractor, has (A) agreed in writing with the Vendor to maintain the confidentiality of the Licensed-In Intellectual Property, in respect of which the Vendor is subject to an obligation of confidentiality, and the Owned Intellectual Property of a confidential nature, including the Know-How, and (B) where such Person is an individual, provided in writing an irrevocable, perpetual waiver in favour of the Vendor and its successors and assigns of the moral rights in all Works authored by him or her. Each consultant and independent contractor retained by the Vendor for such activities, and each subconsultant and independent subcontractor retained by such a consultant or independent contractor, has also assigned in writing to the Vendor and its successors and assigns all his, her or its rights, titles, interests and benefits in all Intellectual Property invented, authored, created or developed in the activities for which such consultant or independent contractor has been directly or indirectly retained by or for the Vendor.

(i)	Except as disclosed in Schedule 2.1(16)(i), the Know-How is and remains confidential to the Vendor. The Vendor has taken all reasonable security precautions and steps to protect the Know-How from disclosure to, or access, use or modification by, unauthorized Persons. The Vendor has no knowledge of any confidentiality in the Know-How having been breached or any compromise in the security of the Know-How. Except as disclosed in Schedule 2.1(16)(i), the Vendor has obtained written confidentiality and non-disclosure agreements executed by all of its suppliers, contractors and customers obliging them to acknowledge and protect the proprietary and confidential nature of the Know-How.

(j)	No intellectual property, industrial property or analogous right of any Person has been, or is, infringed, misappropriated or otherwise violated by the (i) operation of the Business, (ii) the Vendor’s manufacture, advertisement, or sale of goods, (iii) the Vendor’s advertisement or performance of services, or (iv) the Vendor’s access, use, practice, enjoyment or exploitation of the Intellectual Property.

(k)	The Vendor has made all commercially reasonable efforts to enforce the Owned Intellectual Property against all Persons who are or have been, to the knowledge of the Vendor, infringing, misappropriating or otherwise violating the Owned Intellectual Property, except for de minimis activity. Except as disclosed in Section 2.1(23), there is no Legal Proceeding, in progress, pending or Threatened, alleging the infringement, misappropriation or other violation of any Owned Intellectual Property anywhere in the world and the Vendor is not aware of any fact, matter or circumstance which might result in any such Legal Proceeding which could constitute a bona fide claim for any such infringement, misappropriation or other violation.

(l)	There is no prohibition or restriction by any Governmental Authority on the use of the Intellectual Property, including the Software, in the export from or the import to, any country of products embodying, or protected by, the Intellectual Property.

(17) Computer Systems.

(a)	The Computer Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The Computer Systems function, operate, process and compute in accordance with all Applicable Laws, industry standards and trade practices. The Computer Systems operate and perform in all material respects in accordance with their documentation and functional specifications. The Computer Systems have not materially malfunctioned or failed within the past three years.

(b)	The Vendor has measures in place, consistent with current industry standards and practices, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the Computer Systems. The Vendor has and maintains accurate and confidential listings of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by the Vendor and its Employees to the system programs and data comprised by the Computer Systems. The data processing and data storage facilities used by the Vendor in connection with the operation of the Business are adequately and properly protected consistent with current industry standards and practices.

(c)	The Vendor has and maintains back-up systems and disaster recovery and business continuity plans, consistent with current industry standards and industry best practices to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, any suspension or cessation in the operation of, or other form of disaster affecting, the Computer Systems.

(d)	The Vendor is in possession of the object code and user manuals for all application Software comprised by the Owned Intellectual Property which is used in the Business, and the source code and all documentation required for effective use thereof. Schedule 2.1(17) sets forth a complete and accurate list of all source code escrow agreements to which the Vendor is a party pursuant to which: (i) any Software comprised by the Owned Intellectual Property has been deposited by the Vendor in favour of a third party; and (ii) any Software comprised by the Licensed-In Intellectual Property has been deposited by a third party in favour of the Vendor.

(e)	No Person has obtained unauthorized access to any Computer Systems or any data comprised thereby.

(18) Licences and Compliance with Applicable Law. Schedule 2.1(18) lists all the Licences and identifies those that by their terms are not transferable. The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority required for the operation of the Business and are held by the Vendor free and clear of any and all Liens. The Vendor is conducting the Business in accordance with all terms and conditions of the Licences and in compliance with Applicable Law. All the Licences are valid and are in full force and effect, the Vendor is not in violation of any term or provision or requirement of any Licence, and no Person has Threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence. Except as disclosed in Schedule 2.1(21), no Regulatory Approval is required in connection with the transactions contemplated by this Agreement or in order to transfer to the Purchaser any Licence and to maintain all rights and benefits thereunder in full force and effect and in good standing after Closing.

(19) Compliance with Anti-Corruption Laws. None of the Vendor, or any of its Representatives or joint venture partners, in carrying out or representing the Business anywhere in the world, have violated the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption laws of any other jurisdiction where the Business is carried on.

(20) Undisclosed Liabilities. Except as set forth in Schedule 2.1(20), the Vendor does not have any liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) except for liabilities, obligations disclosed or provided for in the Annual Financial Statements and current liabilities incurred in the ordinary course of business since the date of such Annual Financial Statements and executory obligations under the Contracts. Without limiting the foregoing, the Vendor is not a party to or bound by any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement with respect to the obligations or liabilities, contingent or otherwise, of any other Person and the Purchaser is not, by entering into this Agreement and completing the transactions contemplated hereby, assuming any liabilities of the Vendor other than the Assumed Liabilities.

(21) Regulatory Approvals. Except as set forth in Schedule 2.1(21), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Vendor: (a) in connection with the execution and delivery of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby; (b) to transfer any Licence and all rights and benefits thereunder to the Purchaser; or (c) to permit the Purchaser to carry on the Business after the Closing as the Business is currently carried on by the Vendor.

(22) Absence of Conflicting Agreements. Except as otherwise disclosed in the Schedules to this Agreement, the execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor or of any Contract or Licence;

(b)	an event which, pursuant to the terms of any Contract or Licence, would cause any right or interest of the Vendor to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any of the Purchased Assets; or

(d)	the violation of any Applicable Law.

(23) Legal Proceedings and Orders. Except as set forth and described in Schedule 2.1(23), there is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor, Threatened against or affecting the Vendor, or any of its officers or directors in their capacity as such, or the Business or any of the Purchased Assets or title thereto, which Legal Proceeding involves the possibility of any Damages not fully covered by insurance, nor is there any factual or legal basis on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. There is no Legal Proceeding to which the Vendor is a party at any time prior to the Closing Date, or, to the knowledge of the Vendor, to which it may become a party to after the Closing Date, arising from facts or circumstances existing prior to the Closing Date. Except as set forth and described in Schedule 2.1(23), there is no Order outstanding against or affecting the Vendor, the Business or any of the Purchased Assets. Without limiting the generality of the foregoing, except as set forth and described in Schedule 2.1(23), there is no Legal Proceeding involving any product liability claim in progress, pending or, to the knowledge of the Vendor, Threatened against or affecting the Business or the Purchased Assets alleging any defect in, or failure to warn concerning any risks or damages inherent in, the design or manufacture of or the materials used in any of the products manufactured or distributed by or for the Vendor. There are no internal investigations or inquiries being conducted by the Vendor or any third party at the request of the Vendor concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues affecting or relevant to the Business or Purchased Assets.

(24) Environmental Matters. The Business and the Purchased Assets as carried on or used by the Vendor and its predecessors have been carried on and used and are currently carried on and used in compliance with all Environmental Laws. There is no Hazardous Substance on, in or under any of the real or personal property included in the Purchased Assets nor has there ever been any release, escape or other discharge of any Hazardous Substance therefrom. The Vendor and its predecessors have not used any of the Purchased Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws. The Environmental Permits listed in Schedule 2.1(24) are the only Environmental Permits required for the operation of the Business or the Purchased Assets and are in full force and effect. There are no underground storage tanks, pits, lagoons, waste disposal sites, above-ground storage tanks or materials or other assets containing asbestos or polychlorinated biphenyls located on any lands included in the Purchased Assets.

(25) Employees and Employee Benefits. Except as set out in Schedule 2.1(25), the Vendor is not a party to or bound by, either directly or by operation of Applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor is the Vendor subject to any union organization effort, nor is it engaged in any labour negotiation. Except as set out in Schedule 2.1(25), the Vendor does not have written contracts of employment with any Employee or any written contract with any consultant. The Vendor has no obligation to make any severance or termination payment to any Employee in excess of any amount payable under Applicable Law. Each employee benefit, health, welfare, medical, dental, pension, retirement, profit sharing, current or deferred compensation, equity or phantom stock compensation, savings, severance or termination payment, life insurance or disability plan, program, agreement and arrangement (whether written or oral) and all other similar plans, programs, agreements and arrangements which are sponsored, maintained or contributed to by the Vendor for the Employees or former Employees or under which the Vendor has any actual or potential liability or obligations, other than plans established pursuant to statute, are listed on Schedule 2.1(25) (the “Employee Plans”). The Vendor has provided the Purchaser with true, up-to-date and complete copies of all Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof, together with all related documentation including annuity contracts, trust or other funding agreements, participation agreements, insurance policies and contracts, actuarial reports, annual information returns, investment management agreements, copies of all material correspondence with Governmental Authorities and plan summaries, employee booklets, brochures and personnel manuals. Each Employee Plan has been established, administered and invested in accordance with its terms and Applicable Law. No Employee Plan provides post-retirement or post-employment of employment benefits to or in respect of any Employees or former Employees or their beneficiaries. All contributions or premiums required to be made by the Vendor to or under each Employee Plan have been made in a timely fashion in accordance with Applicable Law, the terms of the applicable Employee Plan and any applicable collective agreement, and the Vendor does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any Employee Plans. All liabilities of the Vendor (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements. Schedule 2.1(25) lists all the Employees and other Persons who are receiving remuneration for work or services provided to the Vendor who are not Employees as of the date of this Agreement and the age, position, status, length of service, location of employment, compensation and benefits of each Employee and the terms on which each other Person who is providing work or services to the Vendor is engaged. The Vendor has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedule 2.1(25)) as a result of the transactions contemplated by this Agreement or otherwise. On or prior to the Closing Date, the Vendor, InfoTrellis, Inc. and InfoTrellis India Private Limited shall have made the payments to the Employees, the employees of InfoTrellis, Inc. and the employees of InfoTrellis India Private Limited contemplated to occur on or prior to the Closing Date in the payment schedule set out in Schedule 1.8(2).

(26) Customers, Suppliers and Referral Sources. Schedule 2.1(26) lists the 10 largest customers of, and the 10 largest suppliers to, the Business (and any additional customer or supplier of the Business which is sufficient to constitute four percent or more of total sales or purchases, as the case may be) for each of the last three 12-month periods ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. Schedule 2.1(26) also lists any referral source that has played a role in the Business generating revenues in excess of two percent during each of the last three 12-month periods ending immediately before the date of this Agreement. To the knowledge of the Vendor, no such customer, supplier or referral source intends to cease doing business with the Vendor or to modify or change in any material manner any existing arrangement with the Vendor for the purchase or supply of any products or services. The relationships of the Vendor with each of its principal suppliers, shippers, customers and referral sources are satisfactory, and there are no unresolved disputes with any such supplier, shipper or customer.

(27) Products and Services. The products produced by the Business have been manufactured in accordance with, and meet all requirements of, Applicable Law and meet the specifications in all Contracts with customers of the Business relating to the sale of such products. Without limiting the generality of this Section 2.1(27), there are no claims against the Vendor pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products. There are no defects or deficiencies in any services provided by the Vendor to the customers of the Business, in whole or in part, and all such services have been provided in accordance with Applicable Law and the terms of all Contracts relating thereto.

(28) Insurance.

(a)	The Vendor maintains fire (with extended risk and casualty coverage), general liability, business interruption, product liability, use and occupancy and other forms of insurance with reputable and sound insurers covering the Purchased Assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 2.1(28) sets forth and describes all insurance policies currently maintained by the Vendor in respect of the Business or the Purchased Assets (the “Vendor Policies”), including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of the Vendor Policies is valid and subsisting and in good standing, there is no default thereunder and the Vendor is entitled to all rights and benefits thereunder.

(b)	Schedule 2.1(28) sets forth and describes all pending claims under any of the Vendor Policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser. The Vendor has not failed to give any notice or present any claim under any of the Vendor Policies in a due and timely fashion. There are no circumstances which might entitle the Vendor to make a claim under any of the Vendor Policies or which might be required under any of the Vendor Policies to be notified to the insurers and no claim under any of the Vendor Policies has been made by the Vendor since the date of the most recent Annual Financial Statements.

(c)	No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of the Vendor Policies has been received by the Vendor. To the knowledge of the Vendor, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Vendor.

(29) Taxes.

(a)	There is no outstanding Liability for Taxes payable, collectable, or remittable by the Vendor which may result in a valid lien of any nature on the Purchased Assets which would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible for those Liabilities.

(30) No Material Adverse Change. Since the date of the most recent Annual Financial Statements, there has been no material adverse change in the Business or its financial condition or prospects or in the Purchased Assets and no event has occurred nor do any circumstances exist which could result in such a material adverse change. Since the date of the Interim Financial Statements, to the knowledge of the Vendor, no event has occurred nor do any circumstances exist which could result in a material adverse change to the description and characterization of the customer prospects listed on Schedule 2.1(30).

(31) Absence of Certain Changes or Events. Since the date of the most recent Annual Financial Statements, the Vendor has carried on the Business in the ordinary course and, in particular, but without limitation, has not:

(a)	except as disclosed on Schedule 2.1(31), and except in the ordinary course of business, made or granted any bonus or any material wage or salary increase to any employee or group of employees, entered into any employment, sale bonus, stay bonus or severance Contract with any of its officers or employees, modified or terminated any Employee Plans or adopted any Employee Plans;

(b)	made any loans or advances to any Person;

(c)	amended or restated or authorized any amendment or restatement of its articles of incorporation or bylaws;

(d)	conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice;

(e)	made, changed or revoked any Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromise, or changed (or made a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(f)	revalued or disposed of any of the Purchased Assets, except sales of Inventory in the ordinary course of business and sales of a non-material nature, individually or in the aggregate;

(g)	changed any accounting principles, policies, practices or methods;

(h)	entered into any contract or any other transaction that was not in the ordinary course of business;

(i)	mortgaged, pledged, granted a security interest in or otherwise created a lien on any of the Purchased Assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition or the operation of the Business;

(j)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any lease or other contract to which it is a party or taken or failed to take any action that would entitle any party to a lease or other contract with the Vendor to terminate, modify, cancel or amend it;

(k)	incurred any damage, destruction or loss with respect to any of the Purchased Assets (whether or not insured);

(l)	in respect of the Business, made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business;

(m)	entered into any contract or commitment to hire, or terminated the services of, any officer or senior management Employee with responsibilities related to the Business; or

(n)	authorized or agreed or otherwise become committed to do any of the foregoing.

(32) Commissions. The Purchaser will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Vendor.

(33) Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of the Vendor to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading. There are no facts not disclosed in this Agreement which, if learned by the Purchaser, would reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Purchased Assets or the Business or of the profitability of the Business or which, if learned by the Purchaser, would reasonably be expected to deter the Purchaser from completing the transactions contemplated by this Agreement on the terms of this Agreement.

2.2 Representations and Warranties of the Purchaser. As a material inducement to the Vendor’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendor is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 2.2, the Purchaser represents and warrants to the Vendor as follows:

(1) Incorporation and Corporate Power. The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(2) Authorization and Enforceability. The execution and delivery of this Agreement and all other agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

2.3 Commissions. Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, that Party.

2.4 No Waiver. No investigations, inspections, surveys or tests (including pursuant to Section 5.1) made by or on behalf of the Purchaser at any time, and no updates to information from the Vendor to the Purchaser pursuant to Section 5.4(4), shall, or shall be deemed to, affect, mitigate, modify, waive, diminish the scope of or otherwise affect any representation or warranty made by the Vendor in or pursuant to this Agreement, amend any Schedule hereto, or affect any remedies available to the Purchaser, unless in each case agreed to by the Purchaser in writing.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1 Closing. The Closing shall take place at 11:30 a.m. (Toronto time) on the Closing Date at the offices of the Purchaser’s Counsel in Toronto, Ontario, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

3.2 Purchaser’s Conditions. The Purchaser shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 3.2 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendor shall take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the conditions listed below in this Section 3.2 are fulfilled at or before the Closing Time.

(1) Representations and Warranties. The representations and warranties of the Vendor in Section 2.1 shall be true and correct at the Closing.

(2) Vendor’s Compliance and Deliverables. The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing a general conveyance and assumption of liabilities agreement substantially in the form of Exhibit A, customer Consents to the satisfaction of the Purchaser, employment agreements with S. Wadhwa and Vamshi Chamala and Ed Watson, in the form of Exhibit D, which such employment agreements shall include non-competition covenants, non-competition agreements with the Vendor and Principals in the form of Exhibit E, and a transition services agreement in respect of the Vendor’s United States Lease in the form of Exhibit G, evidence of corporate proceedings having been taken, evidence of filings to be made by Vendor at the Closing changing its name to something other than InfoTrellis, and all such other assurances, consents, agreements, elections, documents and instruments, including a bring-down certificate of a senior officer of the Vendor confirming the truth of the representations and warranties in Section 2.1, as may be contemplated by this Agreement or as reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

(3) No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement

(4) Contemporaneous Agreements. The Vendor shall have caused to have been executed and delivered to the Purchaser at the Closing the fully executed versions of the Canadian Asset Purchase Agreement and the Share Purchase Agreement and that (i) no party to the Canadian Asset Purchase Agreement or the Share Purchase Agreement, as applicable, shall be in breach of any representation or warranty of the applicable party contained in such agreements and each party therein shall have fulfilled or complied with its respective covenants in such agreements, as applicable, as at the Closing Time and (ii) the transactions contemplated therein are to close contemporaneously with the transactions contemplated herein and all such transactions shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions have been duly consummated.

3.3 Condition Not Fulfilled. If any condition in Section 3.2 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 3.6; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

3.4 Vendor’s Conditions. The Vendor shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 3.4 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 3.4 are fulfilled at or before the Closing Time.

(1) Representations and Warranties. The representations and warranties of the Purchaser in Section 2.2 shall be true and correct at the Closing.

(2) Purchaser’s Compliance and Deliverables. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time, including payment of the Closing Date Payment Amount, and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing a general conveyance and assumption of liabilities agreement substantially in the form of Exhibit A, a transition services agreement in respect of the Vendor’s United States Lease in the form of Exhibit G, the elections referred to in Section 1.12 and 1.13, and all such other assurances, consents, agreements, documents and instruments as may be contemplated by this Agreement or as reasonably required by the Vendor to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendor, acting reasonably.

(3) No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.

3.5 Condition Not Fulfilled. If any condition in Section 3.4 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser as provided in Section 3.6; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

3.6 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendor and the Purchaser;

(b)	by written notice from the Purchaser to the Vendor as permitted in Section 3.3 or 5.3; or

(c)	by written notice from the Vendor to the Purchaser as permitted in Section 3.5.

3.7 Effect of Termination. If this Agreement is terminated:

(a)	by the Vendor or by the Purchaser under Section 3.6, subject to Section 3.7(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 5.2, 7.6 and 7.7, which shall survive such termination; or

(b)	by a Party under Section 3.6(b) or 3.6(c) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, the other Party shall remain fully liable for any and all Damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

ARTICLE 4

INDEMNIFICATION

4.1 Indemnification. The Purchaser, Vendor and Principals have each agreed to provide for indemnification rights and obligations relating to the representations, warranties and covenants contained in this Agreement pursuant to that certain Indemnity Agreement, dated as of the date hereof and attached hereto as Exhibit G.

ARTICLE 5

COVENANTS

5.1 Investigation. During the Interim Period, the Vendor shall give, or cause to be given, to the Purchaser and its Representatives full access during normal business hours to the Business and the Purchased Assets, including the books and records of the Vendor and the contracts relating to the Business, to conduct such investigations, inspections, surveys or tests thereof and of the financial and legal condition of the Business as the Purchaser deems necessary or desirable to familiarize itself with such properties, assets and other matters.

5.2 Confidentiality.

(1) Information To Be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of the Discloser.

(2) Use Of Confidential Information. A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transaction contemplated by this Agreement. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(3) Return or Destruction. Following the termination of this Agreement in accordance with the provisions of this Agreement, each Recipient shall (and shall cause each of its Representatives to) (a) return promptly to the Discloser all physical copies of the Confidential Information of the Discloser, excluding Notes, then in such Recipient’s possession or in the possession of its Representatives, (b) destroy all (i) electronic copies of such Confidential Information, and (ii) Notes (including electronic copies thereof) prepared by such Recipient or any of its Representatives, including electronic back-ups of the foregoing in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives, and (c) deliver to the Discloser a certificate executed by one of the Recipient’s duly authorized senior officers indicating that the requirements of this Section 5.2(3) have been satisfied in full.

(4) Personal Information. After the Closing, the Purchaser shall not, and shall cause its Representatives not to, use or disclose information about identifiable individuals, as defined in Applicable Laws in Canada relating to privacy, other than for the purpose of carrying on the Business or for purposes other than those for which such information was collected by the Vendor, except with the consent of the individuals to whom such information relates or as otherwise required by Applicable Law. If the Vendor or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendor all information about identifiable individuals, as defined in Applicable Laws in Canada relating to privacy, in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

5.3 Risk of Loss. The Purchased Assets shall be at the risk of the Vendor until Closing. If before the Closing all or any portion of the Purchased Assets are lost, damaged or destroyed or are expropriated or seized by any Governmental Authority or any other Person in accordance with Applicable Law or if notice of any such expropriation or seizure shall have been given in accordance with Applicable Law, the Purchaser, in its sole discretion, shall have the option, exercisable by notice to the Vendor given prior to the Closing Time:

(a)	to terminate this Agreement, as provided in Section 3.6; or

(b)	to complete the transactions contemplated by this Agreement and require the Vendor to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage, destruction, expropriation or seizure and to reduce the Purchase Price by the amount of the cost of repair of the portion of the Purchased Assets which were damaged or destroyed or, if lost or damaged beyond repair or seized or expropriated, by the replacement cost of the particular Purchased Assets so lost, damaged, expropriated or seized, such reduction in price to be net of all proceeds of insurance or compensation for expropriation or seizure actually received by the Purchaser.

5.4 Action During Interim Period.

(1) Operate in Ordinary Course. During the Interim Period, the Vendor shall operate the Business in the ordinary course in compliance with Applicable Law and the terms and conditions of all contracts relating to the Business, and in a manner that maintains relations with Employees and the suppliers, customers and landlords of the Vendor in accordance with past custom and practice.

(2) Negative Covenants. During the Interim Period, the Vendor shall not take any action that would cause any of the representations and warranties in Section 2.1 to become untrue on the Closing Date.

(3) Third Party Approaches. If the Vendor receives any proposal from any Person during the Interim Period for the purchase of the Business or any of the Purchased Assets or any other business combination transaction involving the Vendor or any request for information about the Vendor, the Business or any of the Purchased Assets, it shall immediately notify the Purchaser of such proposal or request and the terms thereof. The Vendor shall not, and shall ensure that its Representatives do not, during the Interim Period, solicit or pursue any such proposal or provide any information concerning the Vendor, the Business or any of the Purchased Assets to any Person other than the Purchaser or its Representatives.

(4) Notice of Certain Matters. During the Interim Period, the Vendor shall promptly upon becoming aware, give written notice to the Purchaser of: (a) the occurrence of any event that causes any representation and warranty of the Vendor contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4(4) shall not limit or otherwise affect any remedies available to the Purchaser.

5.5 Consents. The Vendor shall use all commercially reasonable efforts to obtain all Consents at or prior to the Closing Time.

5.6 Further Interim Financial Statements. The Vendor shall deliver to the Purchaser (i) by no later than August 15, 2017, unaudited interim financial statements of the InfoTrellis Group such statements consisting of combined carve-out statements of operations and comprehensive income of the consulting businesses of the InfoTrellis Group for the second quarter of 2017 together with combined carve-out balance sheets of the consulting businesses of the InfoTrellis Group as of June 30, 2017, and (ii) on or before August 31, 2017, combined carve-out statements of operations and comprehensive income of the consulting businesses of the InfoTrellis Group for the period beginning on July 1, 2017 and ending on the Closing Date, all at the Vendor’s sole cost and expense.

ARTICLE 6

EMPLOYEES AND EMPLOYEE BENEFITS

6.1 Offers of Employment and Employee Liabilities.

(1) Offers to Employees. The Purchaser shall offer employment effective as of the Closing Date to all of the Employees listed on Schedule 6.1(1) on terms and conditions which are substantially similar in the aggregate to those under which such Employees are currently employed by the Vendor. Notwithstanding the foregoing, in respect of Employees on approved short-term or long-term disability leave of absence on the Closing Date, the effective date of employment may not be the Closing Date but rather the terms of offers to any such Employee shall specify that the offer is conditional upon the Employee being capable of returning to work and the date on which such Employee returns to work shall be the effective date of employment. The Purchaser shall recognize the past service of Transferred Employees with the Vendor. The Vendor shall cooperate in the Purchaser’s efforts to make offers of employment as contemplated by this Section.

(2) Purchaser Liabilities. The Purchaser shall be responsible for all Liabilities:

(a)	for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation relating to the employment of all Transferred Employees or the termination of such employment on and after the Closing Date; and

(b)	to an Employee who is eligible to receive an offer of employment from the Purchaser pursuant to Section 6.1(1) but does not receive such offer of employment, and which arise directly or indirectly out of, as a result of, in connection with or pursuant to the Vendor’s termination of the employment of such Employee.

(3) Vendor Liabilities. The Vendor shall be responsible for all Liabilities related to Employees not set out in Section 6.1(2) above, including but not limited to:

(a)	for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation and benefits relating to the employment of all Transferred Employees prior to the Closing Date; and

(b)	for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation and benefits relating to the employment or termination of employment of all Employees who are not Transferred Employees.

6.2 Vacation. From and after the Closing Date, Transferred Employees shall be entitled to use and obtain their unused and accrued vacation benefits and vacation pay under the Vendor’s vacation arrangements, determined as of the Closing Date.

6.3 Employee List. At least 10 days before the Closing Date, the Vendor shall deliver to the Purchaser an up-to-date list of all Employees as at such date certified complete by a senior officer of the Vendor. On the Closing Date, the Vendor shall also deliver to the Purchaser an up-to-date list of Employees as at the Closing Time certified complete by a senior officer of the Vendor.

ARTICLE 7

GENERAL

7.1 Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

7.2 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in United States Dollars; and

(b)	any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds.

7.3 Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

7.4 Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

7.5 Schedules and Exhibits. The Schedules and Exhibits listed below and attached to this Agreement are incorporated herein by reference and deemed to be part of this Agreement.

Schedules

1.0	-	Definitions and Interpretation
2.1(6)	-	Financial Statements
2.1(9)	-	Real Property
2.1(10)	-	Personal Property
2.1(11)	-	Leased Premises
2.1(12)	-	Personal Property Leases
2.1(13)	-	Contracts
2.1(16)(a)	-	Own Intellectual Property
2.1(16)(b)	-	Trade-Marks
2.1(16)(d)	-	Non-transferable Intellectual Property
2.1(16)(e)	-	Licensed-Out Intellectual Property
2.1(16)(g)	-	Licensed-In Intellectual Property
2.1(16)(i)	-	Know-How Exceptions
2.1(17)	-	Computer Systems
2.1(18)	-	Licences and Compliance with Applicable Law
2.1(20)	-	Undisclosed Liabilities
2.1(21)	-	Regulatory Approvals
2.1(23)	-	Legal Proceedings and Orders
2.1(24)	-	Environmental Matters
2.1(25)	-	Employees and Employee Benefits
2.1(26)	-	Customers and Suppliers
2.1(28)	-	Insurance
2.1(30)	-	Client Prospects
2.1(31)	-	Employee Bonuses
6.1(1)	-	Non-Union Employees Receiving Offers
Exhibits

A	-	General Conveyance and Assumption of Liabilities Agreement
B	-	Assumed Liabilities
C	-	Allocation of Purchase Price
D	-	Form of Employment Agreement
E	-	Form of Non-Competition Agreement
F	-	Form of Indemnity Agreement
G	-	Form of Transition Services Agreement
H	-	Allsight Purchase Agreement

7.6 Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

7.7 Public Announcements. Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. The Parties shall cooperate in good faith as to the timing and contents of any such public announcement.

7.8 Notices.

(1) Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by fax, e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Principals, to:

c/o Mahmood Abbas

150 Clearbrooke Circle

Toronto, ON M9W 2G1

E-mail:	moo@allsight.com with a copy (which shall not constitute notice) to:

Beard Winter LLP

130 Adelaide St. W, 7th floor

Toronto, ON M5H 2K4

Attention: George Crossman

Fax: 1-416-593-7760

(b)	E-mail: crossman@beardwinter.com if to the Vendor, to:

c/o Mahmood Abbas

150 Clearbrooke Circle

Toronto, ON M9W 2G1

E-mail: moo@allsight.com

with a copy (which shall not constitute notice) to:

Beard Winter LLP

130 Adelaide St. W, 7th floor

Toronto, ON M5H 2K4

Attention: George Crossman

Fax: 1-416-593-7760

(c)	E-mail: crossman@beardwinter.com if to the Purchaser, to:

MASTECH INFOTRELLIS, INC

c/o Mastech Digital, Inc.

1305 Cherrington Parkway

Building 210, Suite 400

Moon Township, PA 15108

Attention: Jack Cronin

Fax: 1-412-494-9272

E-mail: john.cronin@mastechdigital.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

501 Grant Street, Suite 850

Pittsburgh, PA 15219

Attention: James Barnes

Fax: 1-412-592-0921

E-mail: jbarnes@blankrome.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto, ON M5L 1A9

Attention: Frank P. Arnone

Fax: 1-416-863-2286

E-mail: frank.arnone@blakes.com

(2) Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, e-mailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3) Change of Address. Any Party may from time to time change its address under this Section 7.8 by notice to the other Party given in the manner provided by this Section 7.8.

7.9 Time of Essence. Time shall be of the essence of this Agreement in all respects.

7.10 Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

7.11 Co-operation in Filing of Tax Returns. The Purchaser agrees to provide to the Vendor all reasonable co-operation following the Closing Date in connection with the filing of Tax Returns of the Vendor in respect of which the books and records delivered to the Purchaser pursuant to this Agreement are relevant.

7.12 Entire Agreement. This Agreement and the other agreements referred to herein, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, (including that letter of intent between the Parties dated December 5, 2016). There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement or in the other agreements referred to herein.

7.13 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

7.14 Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.15 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.16 Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

7.17 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

7.18 Successors and Assigns; Assignment. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

7.19 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and except as specifically provided for in the Indemnity Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

/s/ Zahid Naeem	/s/ Mahmood Abbas
Witness	MR. MAHMOOD ABBAS

/s/ Mahmood Abbas	/s/ Zahid Naeem
Witness	MR. ZAHID NAEEM

/s/ Puneet Wadhwa	/s/ Sachin Wadhwa
Witness	MR. SACHIN WADHWA

INFOTRELLIS, INC.

By: /s/ Sachin Wadhwa
Name: Sachin Wadhwa
Title: COO & Co-founder

MASTECH INFOTRELLIS, INC.

By: /s/ Vivek Gupta
Name: Vivek Gupta Title: President and CEO

SCHEDULE 1.0

DEFINITIONS AND INTERPRETATION

1.	Definitions.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means the Asset Purchase Agreement to which this Schedule 1.0 is attached, together with all the Exhibits and the Schedules attached thereto.

“Annual Financial Statements” means the annual audited financial statements of the Vendor, as applicable, InfoTrellis Group for the most recent fiscal year of each, true and complete copies of which are attached as Schedule 2.1(6).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, in the foregoing clauses (a) and (b), “Law”) in each case relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Assumed Liabilities” means only the following Liabilities of the Vendor:

(a)	Liabilities under contracts, licences, permits and Intellectual Property included in the Purchased Assets, in each case in respect of the period commencing at the Closing Time and not related to any matter, circumstance or default existing at, prior to or as a consequence of Closing;

(b)	Liabilities on account of trade accounts payable incurred in the ordinary course of business before the Closing Time, but only to the extent that such trade accounts payable are included in the Closing Working Capital Amount and reflected in the Closing Date Statements;

(c)	Liabilities respecting Employees which are specifically assumed by the Purchaser pursuant to Section 6.1(2); and

(d)	any Liability which is agreed to be assumed by the Purchaser and which is reflected in the Closing Date Statements.

“Big Data” means large amounts of structured or unstructured data that are so large and complex that traditional data processing is inadequate to deal with it.

“Business” means the business carried on by the Vendor which involves consulting services in the areas of Master Data Management, Data Integration and Big Data.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

“Canadian Asset Purchase Agreement” has the meaning set out in the recitals hereto.

“Closing” means the completion of the purchase and sale of the Purchased Assets in accordance with the provisions of this Agreement.

“Closing Date” means two Business Days following receipt by the Purchaser of written notice from the Vendor that the conditions in Section 3.2 have been satisfied or will be satisfied at Closing or such earlier or later date as may be agreed to in writing by the Parties, provided that, where the transactions contemplated herein are not completed on or before July 31, 2017, either party may terminate this Agreement unilaterally by providing notice to the other.

“Closing Date Payment Amount” has the meaning set out in Section 1.4.

“Closing Time” means the time of Closing on the Closing Date provided for in Section 3.1.

“Computer Systems” means all computer hardware, peripheral equipment, Software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Vendor to operate the Business and to receive, store, process or transmit data related to the Business.

“Confidential Information” means, in relation to a Party (the “Discloser”):

(a)	all information, in whatever form communicated or maintained, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities;

(b)	all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”); and

(c)	any matter relating to this Agreement or its terms;

but does not include any information that:

(d)	is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(e)	is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not known to the Recipient to be prohibited from disclosing the information to the Recipient by a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(f)	was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Vendor) which is provided for or required: (a) pursuant to the terms of any lease or other contract of the Vendor; or (b) under any Applicable Law, in either case in connection with the sale of the Purchased Assets to the Purchaser on the terms contemplated in this Agreement, to permit the Purchaser to use the Purchased Assets to carry on the Business after Closing, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Contracts” means all pending and executory contracts, agreements, leases, understandings and arrangements (whether oral or written) related to the Business to which the Vendor is a party or by which the Vendor or any of the Purchased Assets is bound or under which the Vendor has rights, including Premises Leases, Personal Property Leases.

“Data Integration” means combining data residing in different sources and providing users with a unified view.

“Databases” has the meaning set out in the definition of Works.

“Discloser” has the meaning set out in the definition of Confidential Information.

“Employee” means an individual who is employed by the Vendor in the Business, whether on a full-time or part-time basis.

“Employee Plans” has the meaning set out in Section 2.1(25).

“Environmental Law” means Applicable Law in respect of the protection of the natural environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Environmental Permit” means any Licence issued or required pursuant to any Environmental Law.

“Excluded Assets” means the following property and assets of the Vendor:

(g)	the minute books and other corporate records of the Vendor;

(h)	the rights of the Vendor under this Agreement or any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(i)	all cash, cash equivalents and short-term investments;

(j)	income tax refunds and other Tax refunds receivable by the Vendor and all Tax Returns pertaining to corporate income taxes of the Vendor;

(k)	books and records that the Vendor is required by Applicable Law to retain in its possession;

(l)	the real property leases referred to in Schedule 2.1(11); and

(m)	a contract in respect of an automobile lease entered into by the Vendor.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“GAAP” or “generally accepted accounting principles” means the United States generally accepted accounting principles.

“Governmental Authority” means:

(n)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(o)	any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(p)	any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(q)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, or substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law.

“InfoTrellis Group” means together, the Purchaser, Mastech InfoTrellis Digital, Ltd. and Infotrellis India Private Limited.

“Indemnity Agreement” means the indemnity agreement among the Principals, the Vendor, InfoTrellis, Inc., 2291496 Ontario Inc., the Purchaser, Mastech InfoTrellis Digital, Ltd., Mastech Digital Private Limited and Mastech Digital, Inc. dated as of the date hereof.

“Intellectual Property” means all intellectual property and industrial property used by the Vendor in the Business, throughout the world, whether or not registrable, patentable or otherwise formally protectable, and whether or not registered, patented, otherwise formally protected or the subject of a pending application for registration, patent or any other formal protection, including all rights, titles, interests, and benefits in and to (a) trade-marks, service marks, trade dress, corporate, partnership and business names, fictitious names and other trade names, including the rights to use the name “InfoTrellis” and other derivations of this name (b) inventions, patent rights, arts, processes, machines, manufactures, compositions of matter, (c) works, copyrights, neighbouring rights, moral rights, software and databases, (d) designs and industrial designs, (e) know-how, trade secrets, proprietary information, formulae, recipes, systems, methods and techniques and related documentation, customer and supplier information, and market and survey information, (f) telephone numbers, domain names and social media identities, and all derivatives, modifications and improvements of the foregoing.

“Interim Financial Statements” means, as applicable, the unaudited quarterly financial statements of the InfoTrellis Group for the most recent fiscal year of each, true and complete copies of which are attached as Schedule 2.1(6).

“Interim Period” means the period from the date of execution of this Agreement to the Closing Time.

“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Vendor and used in or arising from the Business (including those in possession of suppliers, customers and other third parties).

“Know-How” means all know-how, trade secrets, proprietary information, confidential information and information of a sensitive nature related to the Business that have value to the Business or relate to business opportunities for the Business, in whatever form communicated, maintained or stored, including (a) all formulae, recipes, algorithms, business methods, technical processes, specifications, manuals, drawings, prototypes, models, corporate plans, management systems and techniques, (b) all information relating to the research, development, manufacture, marketing, sales or post-sales activities of any past, present or future goods or services, including lab journals, notebooks, design documentation, engineering documentation, manufacturing documentation, costing information, advertising plans, pricing information, customer names, customer lists and other details of customers, supplier names, supplier lists and other details of suppliers, sales targets, sales statistics, market share information, market research and survey information.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Leased Premises” means the real property that is leased, subleased, licensed to or otherwise occupied by, the Vendor and which is related to the Business.

“Leases” means Personal Property Leases and Premises Leases.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licence” means any licence, permit, authorization, approval or other evidence of authority related to the Business issued or granted to, conferred upon, or otherwise created for, the Vendor by any Governmental Authority.

“Licensed-In Intellectual Property” means all Intellectual Property (a) which is not Owned Intellectual Property, and (b) in which the Vendor has a right, interest, benefit, licence or permission to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or Applicable Law.

“Licensed-Out Intellectual Property” means all Owned Intellectual Property which the Vendor permits or licences another Person to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or Applicable Law.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“M. Abbas” means Mr. Mahmood Abbas.

“Master Data Management” means a method of enabling critical data to link to one file, referred to as a master file, which provides a common point of reference.

“Material Contract” means a contract of the Vendor related to the Business which involves or may reasonably be expected to involve the payment to or by the Vendor of more than $500,000.00 over the term of that contract or is otherwise material to the operation of the Business.

“Notes” has the meaning set out in paragraph (b) of the definition of Confidential Information.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property in which the Vendor owns title.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels used in carrying on the Business (including those in possession of suppliers, customers and other third parties).

“Personal Property Lease” means a chattel lease, equipment lease, conditional sales contract and other similar agreement relating to Personal Property to which the Vendor is a party or under which it has rights to use Personal Property.

“Premises Lease” means a lease, an agreement to lease, a sublease, a licence agreement and an occupancy or other agreement under which the Vendor has the right, or the Vendor has granted to another Person the right, to use or occupy any Leased Premises.

“Principals” means M. Abbas, Z. Naeem and S. Wadhwa.

“Purchase Price” has the meaning set out in Section 1.3.

“Purchased Assets” means all the properties, assets, interests and rights of the Vendor which are used in, arise from or are otherwise related to the Business other than the Excluded Assets, including, without limitation, the following:

(a) the Contracts;

(b) the Intellectual Property and Know-How;

(c) Inventories and Personal Property;

(d) Leases;

(e) Licenses

(f) all rights to any actions of any nature available to or being pursued by Seller to the extent primarily related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, except to the extent such rights primarily relate to the Excluded Liabilities or the Excluded Assets;

(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to any Purchased Assets, except to the extent such rights primarily relate to the Excluded Assets;

(h) originals, or where not available, copies, of all books and records primarily related to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, equipment maintenance files, customer lists, databases of consultants used by the Business, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property; and

(i) all goodwill and the going concern value of the Business.

“Purchaser” has the meaning set out in the preamble to this Agreement.

“Purchaser’s Counsel” means Blank Rome LLP and Blake, Cassels & Graydon LLP.

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Vendor arising from the Business, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Recipient” has the meaning set out in the definition of Confidential Information.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order (a) in connection with the transactions contemplated by this Agreement, (b) to permit the Purchaser to use the Purchased Assets to carry on the Business after Closing, or (c) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Related Person” means, with respect to any Person, an Affiliate of such Person and any other Person with whom such Person does not deal at arms-length within the meaning of the ITA.

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“Retained Liabilities” means all Liabilities of the Vendor other than the Assumed Liabilities.

“S. Wadhwa” means Mr. Sachin Wadhwa.

“Share Purchase Agreement” has the meaning set out in the recitals hereto.

“Shares” means all of the issued and outstanding shares in the capital of the Vendor.

“Software” has the meaning set out in the definition of Works.

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all returns, information returns, reports, declarations, elections, notices, filings and statements in respect of Taxes that are required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transferred Employee” means an Employee who has accepted an offer of employment from the Purchaser and who commences employment with the Purchaser on or after the Closing Date.

“Vendor” has the meaning set out in the preamble to the Agreement.

“Vendor Policies” has the meaning set out in Section 2.1(28)(a).

“Vendor’s Counsel” means Beard Winter LLP.

“Works” means all works and subject matter related to the Business in which copyright, neighbouring rights or moral rights subsist, including (a) all software, computer programs and code of all types, layouts, interfaces, applications and tools (the “Software”), (b) all databases and database layouts (the “Databases”), (c) all documents and other works relating to the Software or the Databases, (d) all other literary, artistic, pictorial, graphic, musical, dramatic and audio-visual works, (e) all performer’s performances, sound recordings and other neighbouring works, (f) all compilations of the foregoing, and (g) all derivatives, enhancements and modifications of the foregoing.

“Z. Naeem” means Mr. Zahid Naeem.

2.	Additional Rules of Interpretation.

(1) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and Schedules or Exhibits to this Agreement.

(4) Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(7) Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8) Ordinary Course. The term “ordinary course”, when used in relation to the conduct by the Vendor of the Business, or the conduct of business by any other Person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and, in the case of the Vendor, consistent with past practice and, in the case of any other Person, being such as a Person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

(9) Knowledge. Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware, it shall mean such knowledge as is actually known to, or which would have or should have come to the attention of, the officers or employees of the Vendor who have overall responsibility for or knowledge of the matters relevant to such statement.

EXHIBIT B

ASSUMED LIABILITIES

(1)	Those Liabilities of the Vendor shown on the Financial Statements consisting of:

(a)	trade accounts payable, deferred revenues and accrued expenses (including accrued salaries, wages and payroll taxes, accrued vacations, bonuses and commissions; and accrued customer volume discounts) incurred in the ordinary course of conduct of the Business, and are included in the Closing Working Capital Amount and reflected in the Closing Date Statements; and

(b)	any Liability which is agreed to be assumed by the Purchaser and which is reflected in the Closing Date Statements.

(2)	Liabilities under contracts, licences, permits and Intellectual Property included in the Purchased Assets, in each case in respect of the period commencing at the Closing Time and not related to any matter, circumstance or default existing at, prior to or as a consequence of Closing.

(3)	Assumption by the Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against the Purchaser as compared to the rights and remedies which such parties would have had against the Vendor had this Agreement not been consummated.

EXHIBIT F

FORM OF INDEMNITY AGREEMENT

Attached.

INDEMNITY AGREEMENT

This Indemnity Agreement dated July 7, 2017 is made

A M O N G:

MR. MAHMOOD ABBAS,

MR. ZAHID NAEEM and

MR. SACHIN WADHWA

(each a “Principal” and collectively, the “Principals”)

- and -

INFOTRELLIS INC.,

INFOTRELLIS, INC. and

2291496 ONTARIO INC.

(each a “Vendor” and collectively, the “Vendors”)

- and -

MASTECH INFOTRELLIS DIGITAL, LTD.,

MASTECH INFOTRELLIS, INC.,

MASTECH DIGITAL PRIVATE LIMITED and

MASTECH DIGITAL, INC.

(each a “Purchaser”, and collectively the “Purchasers”)

RECITALS

A.	Pursuant to an asset purchase agreement (the “Canadian Asset Purchase Agreement”), dated July 7, 2017 among the Principals, InfoTrellis Inc. and Mastech InfoTrellis Digital, Ltd. (the “Canadian Purchaser”), the Canadian Purchaser has agreed to purchase and InfoTrellis Inc. has agreed to sell certain of the assets and property of InfoTrellis Inc. (the “Canadian Purchased Assets”).

B.	Pursuant to an asset purchase agreement (the “U.S. Asset Purchase Agreement”), dated July 7, 2017 among the Principals, InfoTrellis, Inc. and Mastech InfoTrellis, Inc. (the “U.S. Purchaser”), the U.S. Purchaser has agreed to purchase and InfoTrellis, Inc. has agreed to sell certain of the assets and property of InfoTrellis, Inc. (the “U.S. Purchased Assets”).

C.	Pursuant to a share purchase agreement (the “Share Purchase Agreement”), dated July 7, 2017 among Mastech Digital Data, Inc. (“Mastech”), 2291496 Ontario Inc., Infotrellis India Private Limited, Mr Kumaran Sasikanthan and Mastech Digital Private Limited (the “Indian Purchaser”, and together with Mastech, the “Indian Purchasers”), the Indian Purchasers have agreed to purchase and 2291496 Ontario Inc. and Mr Kumaran Sasikanthan have agreed to sell all of the issued and outstanding shares (the “Purchased Shares”) of InfoTrellis India Private Limited.

D.	Mastech Digital, Inc., as the parent of the Canadian Purchaser, the U.S. Purchaser and the Indian Purchasers, is a substantial indirect beneficiary of the Canadian Asset Purchase Agreement, the U.S. Asset Purchase Agreement and the Share Purchase Agreement.

E.	Each of the Canadian Asset Purchase Agreement, the U.S. Asset Purchase Agreement and the Share Purchase Agreement (collectively, the “Acquisition Agreements”) contain representations, warranties and covenants of the parties thereto.

F.	The Acquisition Agreements would ordinarily each contain indemnification provisions.

G.	The Parties to the Acquisition Agreements have determined that the indemnification provisions should be consolidated in one agreement to better reflect the arrangements agreed to between the parties.

H.	The indemnification provisions in this Agreement are hereby incorporated by reference into each of the Acquisition Agreements.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in completion of the transactions contemplated in the Acquisition Agreements and other good and valuable consideration (the receipt and sufficiency of which is hereby irrevocably acknowledged), the Parties hereto agree as follows:

1.	Definitions.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, Taxes, damages available at law or in equity (including incidental, consequential, special, aggravated, exemplary or punitive damages), expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value.

“Indemnified Party” means a Person whom the Vendors, Principals or the Purchasers, as the case may be, are required to indemnify under this Agreement.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under this Agreement.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Purchaser’s Indemnified Parties” means, as applicable, the respective Purchaser and such Purchaser’s Affiliates and their respective Representatives.

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“Vendor’s Indemnified Parties” means the Vendor, the Vendor’s Affiliates and their Representatives.

Defined terms which are not otherwise defined in this Agreement have the meanings ascribed to them in the Canadian Asset Purchase Agreement, the U.S. Asset Purchase Agreement, or the Share Purchase Agreement as applicable.

2.	Survival. All provisions of the Acquisition Agreements and of any other agreement, certificate or instrument delivered pursuant to the Acquisition Agreements, other than certain conditions in each of the respective Acquisition Agreements, shall not merge on Closing but shall survive the execution, delivery and performance of the Acquisition Agreements and this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Purchased Assets (as defined in Canadian Asset Purchase Agreement or the U.S. Asset Purchase Agreement, as applicable) and all other agreements, certificates and instruments delivered pursuant to the Acquisition Agreements and the payment of the consideration for the Purchased Assets (as defined in Canadian Asset Purchase Agreement or the U.S. Asset Purchase Agreement, as applicable) and the Purchased Shares.

3.	Indemnity by the Vendors. Each of the Vendors and the Principals, jointly and severally, hereby indemnify the respective Purchaser’s Indemnified Party and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(c)	any incorrectness in or breach of any representation or warranty of the Vendors or any of the Principals contained in the Acquisition Agreements, this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to the Acquisition Agreements or this Agreement;

(d)	any breach or non-fulfilment of any covenant or agreement on the part of the the Vendors or the Principals (or any one of them) contained in the Acquisition Agreements, this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to the Acquisition Agreements or this Agreement;

(e)	the Retained Liabilities (as defined in the Canadian Asset Purchase Agreement or the U.S. Asset Purchase Agreement, as applicable), including without limitation, liabilities arising out of or relating to the Allsight Purchase Agreement and the assets sold or liabilities assumed thereunder; and

(f)	the Products Business (as defined in the Share Purchase Agreement), including, without limitation, liabilities arising out of or relating to the Transfer of the Products Business.

For greater certainty and without limiting the generality of the provisions of this Section 3, the rights to indemnification of the respective Purchaser’s Indemnified Parties under this Section 3 shall apply notwithstanding any inspection or inquiries made by or on behalf of any of the Purchaser’s Indemnified Parties, or any knowledge acquired or capable of being acquired by any of the respective Purchaser’s Indemnified Parties or facts actually known to any of the respective Purchaser’s Indemnified Parties (whether before or after the execution and delivery of the Acquisition Agreements or this Agreement and whether before or after Closing). The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant.

4.	Indemnity by the Purchasers. The Purchasers shall jointly and severally indemnify the respective Vendor’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)	any incorrectness in or breach of any representation or warranty of the Purchasers contained in the Acquisition Agreements, this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to the Acquisition Agreements or this Agreement;

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchasers contained in the Acquisition Agreements, this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to the Acquisition Agreements or this Agreement; and

(c)	any failure by the Canadian Purchaser to pay any amounts owing in respect of the Deferred Amount Payment (as defined in the Canadian Asset Purchase Agreement) as and when such amount(s) become due and payable to the Vendors, as applicable.

5.	Claim Notice. If an Indemnified Party, as the case may be, becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Agreement, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(d)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(e)	the amount of the potential Damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under the Acquisition Agreements and this Agreement shall be reduced only to the extent that Damages are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis. Nothing in this Section 5 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 6(a) and 6(b) in order to permit recovery pursuant to Section 3 or 4 as the case may be.

6.	Time Limits for Claim Notice for Breach of Representations and Warranties.

(f)	Notice by the Purchasers. No Damages may be recovered from the Vendors pursuant to Section 3 unless (subject to the fraud exception below) a Claim Notice is delivered by the respective Purchaser in accordance with the timing set out below:

(i)	with respect to the representations and warranties in Sections 2.1(5) and (24) of the Canadian Asset Purchase Agreement, Sections 2.1(5) and (24) of the U.S. Asset Purchase Agreement and Sections 1.1 and 18 of Schedule 2 of the Share Purchase Agreement, at any time after Closing;

(ii)	with respect to the representations and warranties in Section 2.1(29) of the Canadian Asset Purchase Agreement, Section 2.1(29) of the U.S. Asset Purchase Agreement and Section 8 of Schedule 2 of the Share Purchase Agreement at any time before the date that is 90 days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Taxes in question, having regard, without limitation, to:

(A)	any waiver given before the Closing Date in respect of such Taxes; and

(B)	any entitlement of a Governmental Authority to assess or reassess in respect of such Taxes without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default; and

(iii)	with respect to all other representations and warranties, on or before the second anniversary of the Closing Date,

provided, however, that in the event of fraud relating to a representation and warranty of the respective Vendor in the Acquisition Agreements, then notwithstanding the foregoing time limitations, the respective Vendor shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless (subject to the fraud exception above) a Claim Notice has been given in accordance with the timing set out in Sections 6(a)(ii) or (iii), with respect to the representations and warranties referred to in any such Section, the respective Vendor shall be released on the date set out in Sections 6(a)(ii) or (iii), as applicable, from all obligations in respect of representations and warranties referenced in those Sections and from the obligation to indemnify the respective Purchaser’s Indemnified Parties in respect thereof pursuant to Section 3.

(g)	Notice by the Vendors. No Damages may be recovered from the Purchasers pursuant to Section 4 unless a Claim Notice is delivered by the respective Vendor on or before the second anniversary of the Closing Date. Unless a Claim Notice has been given on or before the second anniversary of the Closing Date with respect to each particular representation and warranty, the Purchasers shall be released on the second anniversary of the Closing Date from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the respective Vendor’s Indemnified Parties in respect thereof pursuant to Section 4.

7.	Monetary Limitations.

(h)	Damages from Vendors. No Damages may be recovered from the Vendors pursuant to Section 3 unless and until the accumulated aggregate amount of Damages of the Purchasers’ Indemnified Parties arising pursuant to Section 3 exceeds US$500,000.00, in which event the accumulated aggregate amount of all such Damages may be recovered, to a maximum amount equal to ten (10%) percent of the aggregate Purchase Price actually paid by the Purchasers to the Vendors under the Canadian Asset Purchase Agreement, the U.S. Asset Purchase Agreement and the Share Purchase Agreement. Such limitations shall have no application to any claim to recover Damages based on any incorrectness in or breach of (i) any representation or warranty of the respective Vendor in Sections 2.1(5), (24) or (29) of the Canadian Asset Purchase Agreement, Sections 2.1(5), (24) or (29) of the U.S. Asset Purchase Agreement and Sections 1.1, 8 and 18 of Schedule 2 of the Share Purchase Agreement, (ii) any other representation or warranty of the Vendors in the Acquisition Agreements resulting from fraud by the respective Vendor, or (iii) any breach or non-fulfilment of the covenant on the part of the the Vendors or the Principals (or any one of them) contained in Section 4.5 of the Canadian Asset Purchase Agreement or in Section 5.6 of the U.S. Asset Purchase Agreement, as applicable, nor shall the limitations be construed to apply to any of the indemnities in Sections 3(c) or (d).

(i)	Damages from Purchasers. No Damages may be recovered from the Purchasers pursuant to Section 4 unless and until the accumulated aggregate amount of Damages of the Vendors’ Indemnifying Parties arising pursuant to Section 4(a) exceeds US$500,000.00, in which event the accumulated aggregate amount of all such Damages may be recovered, to a maximum amount equal to ten (10%) percent of the aggregate Purchase Price actually paid by the Purchasers to the Vendors under the Canadian Asset Purchase Agreement, the U.S. Asset Purchase Agreement and the Share Purchase Agreement. Such limitations shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of the Purchasers in the Acquisition Agreements resulting from fraud by the respective Purchaser, nor shall the limitations be construed to apply to any of the indemnities in Section 4(c).

8.	Limitation Periods. Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) or any other statute, an Indemnified Party may commence a proceeding in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the respective Indemnifying Party, or in respect of any breach or non-fulfilment of any covenant, as referred to with specificity in a Claim Notice delivered within the time periods stipulated in Section 6 at any time on or before the date that is one-hundred and twenty (120) days after the last date upon which such Claim Notice is permitted to be delivered under Section 6 and any applicable limitation period is hereby so extended to the full extent permitted by law.

9.	Calculation of Damages. For greater certainty, for the purpose only of calculating the amount of Damages under this Agreement, the representations and warranties of the Parties contained in the Acquisition Agreements or in any other agreement, certificate or instrument executed and delivered pursuant to the Acquisition Agreements shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Damages payable to an Indemnified Party is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty. Further, the calculation of such amount shall not be affected by any inspection or inquiries made by or on behalf of the Party entitled to be indemnified under this Agreement.

10.	Agency for Non-Parties. Notwithstanding Section 6.20 of the Canadian Asset Purchase Agreement, Section 7.19 of the U.S. Asset Purchase Agreement and Section 9.9 of the Share Purchase Agreement, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

11.	Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Agreement, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

12.	Third Party Claims.

(j)	Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, provided that no settlement shall be actually entered into without the consent of both the Indemnified Party and the Indemnifying Party, in each case acting in a commercially reasonable manner.

(k)	Commercially Necessary Payments Prior to Settlement. If any Third Party Claim is of a nature such that it is necessary in the reasonable view of the Indemnified Party acting in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its customers or to preserve the rights of the Indemnified Party under such an essential contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party reimburse Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(l)	Compulsory Payments Prior to Settlement.

(i)	In the case of a Claim Notice concerning an amount of Damages (i) required to be paid by an Indemnified Party under Applicable Law or any Order, or (ii) in respect of which any amount is garnished by a Governmental Authority (each such amount a “Preliminary Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of receipt of the Claim Notice, pay the Indemnified Party an amount equal to the Preliminary Compulsory Payment Amount.

(ii)	Upon the occurrence of a Final Compulsory Payment Indemnification Event (if any), (i) if the aggregate of all Preliminary Compulsory Payment Amounts is less than the amount so determined under the Final Determination to be the amount owing (the “Final Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of the time that the Indemnified Party notifies the other respective Party of the occurrence of the Final Compulsory Payment Indemnification Event, pay to the Indemnified Party an amount equal to the difference between the aggregate for all Preliminary Compulsory Payment Amounts and the Final Compulsory Payment Amount, and (ii) if the aggregate of all Preliminary Compulsory Payment Amounts exceeds the Final Compulsory Payment Amount, the Indemnified Party shall within 10 days of the receipt of any related refund or credit, pay to the Indemnifying Party the amount of such refund or credit (including any interest paid or credited with respect thereto but net of any Taxes payable by the Indemnified Party in respect of such refund, credit or interest).

(m)	Other Rights of Indemnified Party. The Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

13.	Interest on Damages. The amount of any Damages which is subject to indemnification hereunder shall bear interest from and including the date the Indemnified Party was notified of the claim for Damages at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Damages by the Indemnifying Party is made, compounded monthly, and the amount of such interest shall be deemed to be part of such Damages.

14.	Limitations on Indemnification Rights. The Parties hereto acknowledge and agree that, except with respect to claims based on fraud, the indemnification provisions in this Agreement shall be the exclusive remedy of the Parties for any and all Damages with respect to the Acquisition Agreements and this Agreement and the transactions contemplated therein and hereby.

15.	Set-off. The Purchasers shall be entitled to set off the amount of any Damages subject to indemnification under the Acquisition Agreements and this Agreement against any other amounts payable by the Purchasers to the Vendors whether under the Acquisition Agreements, this Agreement or otherwise.

16.	Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

17.	Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(n)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars; and

(o)	any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds.

18.	Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

19.	Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day

20.	Notices.

(p)	Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by fax, e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

if to the Principals, to:

c/o Mahmood Abbas

150 Clearbrooke Circle

Toronto, ON M9W 2G1

E-mail: moo@allsight.com

with a copy (which shall not constitute notice) to:

Beard Winter LLP

130 Adelaide St. W, 7th floor

Toronto, ON M5H 2K4

Attention: George Crossman

Fax: 1-416-306-1764

E-mail: crossman@beardwinter.com

if to the Vendors, to:

c/o Mahmood Abbas

150 Clearbrooke Circle

Toronto, ON M9W 2G1

E-mail: moo@allsight.com

with a copy (which shall not constitute notice) to:

Beard Winter LLP

130 Adelaide St. W, 7th floor

Toronto, ON M5H 2K4

Attention: George Crossman

Fax: 1-416-306-1764

E-mail: crossman@beardwinter.com

if to the Purchasers, to:

c/o Mastech Digital, Inc.

1305 Cherrington Parkway

Building 210, Suite 400

Moon Township, PA 15108

Attention: Jack Cronin

Fax: 1-412-494-9272

E-mail: john.cronin@mastechdigital.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

501 Grant Street, Suite 850

Pittsburgh, PA 15219

Attention: James Barnes

Fax: 1-412-592-0921

E-mail: jbarnes@blankrome.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto, ON M5L 1A9

Attention: Frank P. Arnone

Fax: 1-416-863-2286

E-mail: frank.arnone@blakes.com

(q)	Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, e-mailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(r)	Change of Address. Any Party may from time to time change its address under this Section 20 by notice to the other Party given in the manner provided by this Section 20.

21.	Time of Essence. Time shall be of the essence of this Agreement in all respects.

22.	Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

23.	Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

24.	Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

25.	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

26.	Attornment. Each Party agrees (a) that any Legal Proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in the Province of Ontario on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from an Ontario court as contemplated by this Section 26.

27.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as an Ontario contract.

28.	Successors and Assigns; Assignment. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party provided, however, that the Purchasers may assign their rights as security to any lender providing financing to the Purchasers, and/or their Affiliates.

29.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of this Agreement.

MR. MAHMOOD ABBAS

MR. ZAHID NAEEM

MR. SACHIN WADHWA

MASTECH INFOTRELLIS DIGITAL, LTD.	INFOTRELLIS INC.

By:	By:

Name:	Name:
Title:	Title:

MASTECH INFOTRELLIS INC.	INFOTRELLIS, INC.

By:		By:
	Name:		Name:
	Title:		Title:

MASTECH DIGITAL PRIVATE LIMITED		2291496 ONTARIO INC.

By:		By:
	Name:		Name:
	Title:		Title:

MASTECH DIGITAL, INC.

By:
Name:
Title: